White Mountain Titanium Corporation

Enrique Foster Sur 20

Piso 19 Las Condes

Santiago Chile

Gentleman:

I hereby consent to the inclusion in this Form S-1/A Registration Statement of White Mountain Titanium Corporation of the information in our NI 43-101 report dated February 25, 2008 and NI 43-101 report dated May 30, 2008 relating to the Cerro Blanco project, referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

By: Thomas Henricksen Name: Title: Wyoming Professional Geologist License PG - 3069

Date: April 7th , 2009